Exhibit 15

December 30, 2025

The Board of Directors and Stockholders of Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

We are aware that our report dated October 29, 2025, on our review of the interim financial information of Microsoft Corporation appearing in Microsoft Corporation’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2025, is being incorporated by reference in this Post-Effective Amendment No. 3 to the Form S-8 Registration Statement No. 333-52852 pertaining to the Microsoft Corporation 2001 Stock Plan and this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement No. 333-221833 pertaining to the Microsoft Corporation 2017 Stock Plan.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington